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                                                                    Exhibit 99


CONTACT:                                                            [USGI logo]
Terry Badger
Director of Communications
210.308.1221
tbadger@usfunds.com

                                                         FOR IMMEDIATE RELEASE



               ENDEAVOUR MINING CAPITAL REPORTS STRONG EARNINGS

    U.S. Global Investors serves as investment advisor for merchant banking company focused on global natural resources sector
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SAN ANTONIO--January 26, 2007--Endeavour Mining Capital Corp. (TSX: EDV.TO), a
merchant banking company that invests in the global natural resources sector, has reported net income of $32.3 million, or $1.38 per share, for the quarter ended December 31, 2006.

U.S. Global Investors, Inc. (Nasdaq: GROW), a leading investment advisory company in resources and emerging markets, serves as equity investment advisor to Endeavour Mining Capital.

Endeavour's income in the latest quarter was more than double that of the corresponding quarter in fiscal year 2006, when the company earned $12.1 million, or 52 cents per share.

"Endeavour's venture-capital and merchant banking approach has created tremendous wealth for its shareholders," says Frank Holmes, CEO and chief investment officer at U.S. Global Investors and chairman of Endeavour Mining Capital. "It has outperformed its peers without using leverage the way many hedge funds do."

The compensation structure for U.S. Global Investors includes management fees that are received and recorded monthly and an annual performance fee, if warranted, that would be paid in the fourth fiscal quarter that ends June 30, 2007.

Based on information released by Endeavour, for the first six months of fiscal 2007, the performance fee to date accruing to U.S. Global totals approximately $340,000. The final performance fee payable to U.S. Global, if any, will be determined as of June 30, 2007, based on the financial results of Endeavour Mining Capital for the entire fiscal year.

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Page 2 - Endeavour earnings
Jan. 26, 2007


Under the accounting policies adopted by U.S. Global Investors, the performance fees are calculated and recorded only once a year at the end of the fiscal year in accordance with the terms of the advisory agreement. This and other performance fees may fluctuate significantly from year to year based on factors that may be out of U.S. Global's control. These fluctuations could result in the recording of no performance fees.

U.S. Global Investors is scheduled to release its earnings for the second quarter of fiscal year 2007 on Feb. 8. The company plans to host an earnings webcast on Feb. 9 at 10 a.m. Central time.



About U.S. Global Investors, Inc.
---------------------------------
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment advisor that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds, U.S. Global Accolade Funds and other clients.

With an average of more than $4.79 billion in assets under management for the quarter ended Sept. 30, 2006, U.S. Global Investors manages domestic and offshore funds offering investment options from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.

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